Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK

General

Tempur Sealy International, Inc. (the “Company, “ “we,” or “our”) is incorporated in the State of Delaware. The rights of our stockholders are generally governed by our certificate of incorporation and by-laws (each as amended and restated and in effect on the date hereof), and the common and constitutional law of Delaware.

This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our certificate of incorporation and by-laws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (“SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.

For more detailed information about the rights of our common stock you should refer to our certificate of incorporation and by-laws and the applicable provisions of Delaware law for additional information.

Authorized Capital Stock

Our authorized capital stock is 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, $0.01 par value per share, none of which are issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by the stockholders.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Delaware law or our certificate of incorporation, the act of the stockholders shall be the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at a meeting of stockholders at which a quorum is present; provided that, for purposes thereof, (a) all abstentions are counted as votes present and entitled to vote and have the same effect as votes against the matter and (b) broker nonvotes are not counted as voted either for or against such matter.

Holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The Company’s by-laws provide that a director in an uncontested election will be elected by a majority of the votes cast at the annual meeting of stockholders. In the event that the number of votes “against” a director exceeds the number of votes “for” that director, that director must tender his or her resignation to our board of directors. The nominating and corporate governance committee of our board of directors will make a recommendation to the board whether to accept the resignation. In an election for directors where the number of nominees exceeds the number of directors to be elected - a contested election - the by-laws provide that each director shall be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Abstentions, broker nonvotes and withheld votes are not counted as votes cast.

Classified Board. Neither the Company’s certificate of incorporation nor its by-laws provide for a classified Board.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose.

Liquidation Rights. In the event of our liquidation, dissolution, or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive, Conversion, Subscription, or Redemptive or Sinking Fund Rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Exhibit 4.6
Certain Business Combination Restrictions. We are not subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the past three years did own, 15% or more of the corporation’s voting stock. The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although we have elected out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Preferred Stock

Our amended and restated certificate of incorporation provides for the authorization of 10,000,000 shares of preferred stock. The shares of preferred stock may be issued by our board of directors, subject to any limitations prescribed by law, without further vote or action by the stockholders from time to time in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of our common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of our preferred stock would typically be entitled to receive a preference payment in the event of our liquidation, dissolution or winding up before any payment is made to the holders of common stock. Additionally, the issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding.

Certain Provisions of Our Certificate of Incorporation and By-Laws

Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation and by-laws provide that stockholders may not take action by written consent, but only at a duly called annual or special meeting of the stockholders, and that special meetings of our stockholders may be called only the chairman of the board of directors, the president, or a majority of the board of directors. Thus, without approval by the chairman of the board of directors, the president or a majority of the board of directors, stockholders may take no action between meetings. These provisions may have the effect of delaying until the next annual stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired all or a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

Proxy Access. Our by-laws permit a stockholder or group of stockholders meeting certain eligibility requirements to nominate directors (up to the greater of two or twenty percent of the number of directors then in office) to serve on the board and to have those nominees included in the Company’s proxy solicitation materials. The eligibility requirements include the requirement to continuously hold an aggregate of three percent or more of the voting power of the Company’s outstanding common stock for at least three years, with up to twenty stockholders being able to aggregate their holdings to meet this requirement.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, provide timely notice of this intention in writing. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 60 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. With respect to special meetings of stockholders, such notice must be delivered to our secretary not more than 90 days prior to such meeting and not later than the later of (i) 60

Exhibit 4.6
days prior to such meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made.

The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans.

Super-Majority Voting. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws require a greater percentage. Provisions in our certificate of incorporation require the affirmative vote of the holders of at least 67% of our authorized voting stock to amend or repeal certain provisions of our certificate of incorporation which include, but are not limited to provisions which would reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. Such 67% stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock at the time any such amendments are submitted to stockholders. Our by-laws may also be amended or repealed by a majority vote of our board of directors.

Board Discretion in Considering Certain Offers. Our certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefit to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then-current market price of our capital stock, our estimated current value in a freely negotiated transaction, and our estimated future value as an independent entity, and (ii) the impact of such a transaction on our employees, suppliers, and customers and its effect on the communities in which we operate.

Limitation of liability. Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our certificate of incorporation and by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “TPX.”